UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 27, 2010

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2010 the compensation committee of our board of directors approved the following benefits arrangements involving certain of our management employees:

First, the compensation committee adopted our ADC Management Incentive Plan for fiscal year 2011, which begins on October 1, 2010 (the "2011 MIP"). The 2011 MIP provides a direct financial incentive for eligible employees to make a significant contribution to established financial goals. Participants under the 2011 MIP can receive a cash award if ADC achieves established financial targets in fiscal year 2011. If the pending acquisition of ADC by Tyco Electronics Ltd. is completed during the 2011 fiscal year, the aggregate or per participant amount of annualized target incentive under the 2011 MIP could not be modified. However, following the closing of the pending acquisition, the performance criteria set forth in the 2011 MIP could be modified on a prospective and prorated basis to align with the strategic objectives of the combined businesses. If the performance criteria is modified following closing, then business results prior to such modification would be measured according to the initially established criteria and business results after such modification would be measured according to the modified criteria. The two sets of results would then each be weighted according to the pro rated portion of the fiscal year to which they pertained when determining payments that may be owing under the 2011 MIP.

The compensation committee also established performance thresholds with respect to our ADC Executive Management Incentive Plan for fiscal year 2011 (the "2011 EMIP"). As in prior years, our chief executive officer, Robert E. Switz, is the only participant in the 2011 EMIP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

October 1, 2010	By:	/s/ James G. Mathews

Name: James G. Mathews
Title: Vice President, Chief Financial Officer